Exhibit 99.1

M/I Homes Reports
First Quarter Results

Columbus, Ohio (April 23, 2015) - M/I Homes, Inc. (NYSE:MHO) announced results for the first quarter ended March 31, 2015.

2015 First Quarter Highlights:

•	Pre-tax income of $15.7 million - a 26% increase over 2014’s first quarter

•	Revenue increased 12% to $263 million; average closing price increased 9%

•	Gross margin of 21.7%, up 170 basis points from 2014’s fourth quarter

•	Net income of $9.6 million ($0.31 per diluted share)

•	New contracts increased 13%; homes delivered declined 3%

•	Backlog sales value increased 16%

•	Net debt to net capital ratio of 48%

For the first quarter of 2015, the Company reported net income of $9.6 million, or $0.31 per diluted share. This compares to $7.3 million or $0.23 per diluted share during the first quarter of 2014, excluding a $5.3 million benefit in 2014 for the reversal of a portion of our state deferred tax asset valuation allowance.

New contracts for the first quarter were 1,108, a 13% increase from the 982 recorded in 2014's first quarter. Homes delivered in the first quarter were 717, a decrease of 3% from the 737 reported for the same period of 2014. The backlog of homes at March 31, 2015 had a total sales value of $577 million, a 16% increase over a year-ago, with backlog units of 1,613 and an average sales price of $358,000. At March 31, 2014 backlog sales value was $496 million, with backlog units of 1,525 and an average sales price of $326,000. M/I Homes had 153 active communities at March 31, 2015 compared to 158 at March 31, 2014 and 150 at December 31, 2014. The Company's cancellation rate was 13% in the first quarter of 2015 compared to 16% in 2014's first quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased with our first quarter results highlighted by a 26% increase in pre-tax income, a 16% increase in backlog sales value and a 13% increase in new contracts. A number of factors contributed to our improved profitability including a 12% increase in revenue, gross margin of 21.7% (170 basis points better than 2014's fourth quarter), and a 50 basis point improvement in our overhead expense ratio compared to last year’s first quarter. From a sales standpoint, we were particularly pleased to increase our new contracts by 13% given that our community count was slightly lower than a year ago. We are on track to open approximately 70 new communities this year and to increase our year end community count by 15%.”

Mr. Schottenstein continued, “Our financial condition is strong, with shareholders’ equity of $554 million and net debt to net capital of 48%. Looking ahead, with the strength of our backlog and planned new community openings, we are poised to have a very solid 2015. We remain focused on increasing profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2016.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 91,100 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes). The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
New contracts	1,108	982
Average community count	152	158
Cancellation rate	13%	16%
Backlog units	1,613	1,525
Backlog value	$576,753	$496,428
Homes delivered	717	737
Average home closing price	$325	$299

Homebuilding revenue:
Housing revenue	$233,000	$220,710
Land revenue	22,061	6,266
Total homebuilding revenue	$255,061	$226,976

Financial services revenue	8,098	7,865
Total revenue	$263,159	$234,841

Cost of sales - operations	206,183	183,964
Gross margin	56,976	50,877
General and administrative expense	19,334	18,315
Selling expense	17,686	15,969
Operating income	19,956	16,593
Equity in income of unconsolidated joint ventures	(198)	(62)
Interest expense	4,462	4,170
Income before income taxes	15,692	12,485
Provision (benefit) for income taxes	6,124	(147)
Net income	$9,568	$12,632
Preferred dividends	$1,219	$1,219
Net income to common shareholders	$8,349	$11,413

Earnings per share:
Basic	$0.34	$0.47
Diluted	$0.31	$0.41

Weighted average shares outstanding:
Basic	24,514	24,417
Diluted	29,975	29,870

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2015	2014
Assets:
Total cash and cash equivalents(1)	$36,098	$100,911
Mortgage loans held for sale	79,180	55,750
Inventory:
Lots, land and land development	470,317	337,137
Land held for sale	4,374	3,623
Homes under construction	403,965	325,439
Other inventory	80,414	57,428
Total Inventory	$959,070	$723,627

Property and equipment - net	11,081	10,506
Investments in unconsolidated joint ventures	29,449	44,847
Deferred income taxes, net of valuation allowance	88,748	111,214
Other assets	47,138	38,048
Total Assets	$1,250,764	$1,084,903

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$228,569	$228,169
Convertible senior subordinated notes due 2017	57,500	57,500
Convertible senior subordinated notes due 2018	86,250	86,250
Notes payable bank - homebuilding	90,000	—
Notes payable - other	8,876	7,757
Total Debt - Homebuilding Operations	$471,195	$379,676

Notes payable bank - financial services operations	71,723	51,532
Total Debt	$542,918	$431,208

Accounts payable	69,452	71,376
Other liabilities	84,781	75,728
Total Liabilities	$697,151	$578,312

Shareholders' Equity	553,613	506,591
Total Liabilities and Shareholders' Equity	$1,250,764	$1,084,903

Book value per common share	$20.54	$18.66
Net debt/net capital ratio(2)	48%	39%

(1)	2015 and 2014 amounts include $6.1 million and $11.6 million of restricted cash and cash held in escrow, respectively.

(2)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Adjusted EBITDA(1)	$26,769	$22,176

Cash flow used in operating activities	$(29,276)	$(2,103)
Cash used in investing activities	$(845)	$(8,879)
Cash provided by (used in) financing activities	$44,544	$(28,383)

Land/lot purchases	$51,200	$53,003
Land development spending	$37,681	$17,530
Land gross margin	$5,241	$1,321

Financial services pre-tax income	$4,993	$4,711

(1)	See "Non-GAAP Financial Results / Reconciliation" table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliation
(Dollars in thousands)

	Three Months Ended
	March 31,
	2015	2014
Net income	$9,568	$12,632
Add:
Provision (benefit) for income taxes	6,124	(147)
Interest expense net of interest income	4,103	3,777
Interest amortized to cost of sales	3,539	3,108
Depreciation and amortization	2,306	1,912
Non-cash charges	1,129	894
Adjusted EBITDA	$26,769	$22,176

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2015	2014	Change
Midwest	420	374	12%
Southern	414	336	23%
Mid-Atlantic	274	272	1%
Total	1,108	982	13%

HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2015	2014	Change
Midwest	248	259	(4)%
Southern	275	275	—%
Mid-Atlantic	194	203	(4)%
Total	717	737	(3)%

BACKLOG
	March 31, 2015			March 31, 2014
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	677	$242	$357,000	660	$209	$317,000
Southern	589	$211	$358,000	510	$169	$331,000
Mid-Atlantic	347	$124	$358,000	355	$118	$334,000
Total	1,613	$577	$358,000	1,525	$496	$326,000

LAND POSITION SUMMARY
	March 31, 2015			March 31, 2014
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,386	2,272	5,658	3,532	2,609	6,141
Southern	4,917	3,845	8,762	4,823	4,306	9,129
Mid-Atlantic	2,633	2,397	5,030	2,287	3,408	5,695
Total	10,936	8,514	19,450	10,642	10,323	20,965